UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/25/2008

GAINSCO INC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-09828

Texas	75-1617013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Lee Parkway
Suite 1200
Dallas, TX 75219
(Address of principal executive offices, including zip code)

(972) 629-4301
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

GAINSCO, INC. (the Company) expects to record realized losses and an other-than-temporary impairment (including non-cash charges to earnings related to the other-than-temporary impairment) in the quarter ended September 30, 2008 with respect to investments of its insurance subsidiary, MGA Insurance Company, Inc. (MGA) in securities issued by Washington Mutual, Inc. (WM). On September 25, 2008 the U. S. Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation as receiver for the principal subsidiary of WM. WM filed a petition in U. S. Bankruptcy Court on September 26, 2008.

As of June 30, 2008, MGA held both convertible preferred stock of WM with a stated value of $330,000 and $1.750 million principal amount of senior debt issued by WM. The Company expects that the entire book value of the preferred stock will be written off in the quarter ended September 30, 2008, as a result of the events described above. The senior debt was sold in September, 2008. As a result of these events, the Company expects to realize an aggregate loss in the quarter related to the securities of WM of approximately $1 million before taxes.

Each quarter the Company reviews its investment portfolio to determine whether any other-than-temporary impairments should be recorded. As previously reported, because of increased instability and volatility in credit and securities markets, the Company initiated a supplemental internal analysis in order to determine whether any securities owned by the Company and its subsidiaries should be treated as other-than-temporarily impaired. That analysis is continuing and may or may not result in any other-than-temporary impairments for the quarter ended September 30, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAINSCO INC

Date: October 01, 2008	By:	/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer